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                                             Exhibit 99


Contact:  Grant Kurtz, President and Chief Executive Officer
          Martin Lilienthal, Executive Vice President
              and Chief Financial Officer
          (860) 509-1000 ext. 2339


         The Advest Group, Inc. Announces Strategic Alliance
                       with Hudson United Bank

     Hartford, CT   May 11, 1999 -- The Advest Group, Inc. (NYSE:
ADV) today announced that it will enter into a strategic alliance with Hudson United Bank, a subsidiary of Hudson United Bancorp.
Under this alliance, Hudson United Bank will become the exclusive provider of banking products and services to clients of Advest, Inc., The Advest Group, Inc.'s broker-dealer subsidiary. Advest, Inc. will receive an annual fee and additional compensation for certain products and services placed under this arrangement. The initial term of this agreement will be four years, subject to extension or termination under certain circumstances, including a change of control of either party.
     Under a separate purchase and sale agreement entered into today, Hudson United Bank will acquire the loans and other financial assets and assume the deposit liabilities of Advest Bank and Trust. When the agreements have become effective, Advest Bank will end its mortgage origination operations but will retain its bank charter and continue to provide trust and custody services. The purchase and sale transaction is subject to regulatory approval and is expected to close within 90 to 120 days.
     "Hudson United Bancorp is a high quality financial institution and we are pleased to partner with them in providing an attractive array of bank products and services to our clients," said Grant Kurtz, President and Chief Executive Officer of The Advest Group, Inc. "This transaction allows us to reduce costs, focus on our core businesses, and redeploy capital into existing businesses with higher returns. Advest Bank and Trust will continue in its trust business which more closely supports the activities of Advest, Inc., our broker-dealer."

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The Advest Group, Inc.
Page 2 of 2

     Advest Bank and Trust is currently required to maintain certain minimum capital levels in order to offer lending and deposit services. Under the new arrangement, Advest Bank's capital requirements will be significantly lower, enabling approximately $12.0 million of its capital to be redeployed. It is expected that most of these funds will be invested in Advest, Inc. for the purpose of reducing the broker-dealer's short-term borrowings. Excluding the interest savings anticipated from the capital redeployment, the purchase and sale transaction will result in a pre-tax profit of approximately $500,000, after anticipated severance costs. However, the after tax impact will be a non-recurring charge of approximately $600,000 as a result of tax implications related to the reversal of Advest Bank's loan loss reserves.
     "We are excited about the opportunities these agreements will provide for both Advest and our clients," Mr. Kurtz said. "The strategic alliance with Hudson United will enable us to continue providing a high level of service to our clients and a broader array of product offerings. At the same time, the ability to redeploy capital currently committed to the Bank will favorably impact current earnings and new business development."
     These transactions will result in a reduction of 45 positions at Advest Bank and Trust. However, it is expected that many of the employees affected will be offered positions elsewhere within The Advest Group, Inc. or Hudson United. Hudson United has indicated that it will give employees of Advest Bank priority consideration for job opportunities at its various locations, which include 44 Connecticut offices.
     Hudson United Bancorp (NYSE: HU), a commercial bank holding company based in Mahwah, New Jersey, has assets of $7.0 billion and over 160 offices located in New Jersey, Connecticut and New York.
     The Advest Group, Inc. is a diversified financial services company which, through its principal subsidiary, Advest, Inc., provides brokerage, investment banking and asset management services to retail and institutional investors through 89 sales offices in 16 states and Washington, DC. Advest Bank and Trust provides trust and custody services primarily through Advest, Inc.'s branch network.
For more information, please visit our Internet site at www.advest.com.

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